EXHIBIT 3.3

                        AMENDED CERTIFICATE OF SECRETARY


          I, the undersigned, do hereby certify:

          1. That I am the duly elected and acting Secretary of SGI International, a Utah Corporation.

          2. The Resolution set forth below is a true and correct copy of a Resolution passed by the SGI Board of Directors on November 4, 1998.

          IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed the seal of the corporation on November 4, 1998.

/s/ JOHN R. TAYLOR
-------------------------------
John R. Taylor, Secretary

          RESOLVED, that pursuant to the authority expressly granted to and vested in the Board by provisions of the Certificate of Incorporation of the Company, as amended (the "Certificate of Incorporation"), and the Corporation Laws of the State of Utah, the issuance of a series of Preferred Stock, which shall consist of Seventy-Five (75) shares, out of Twenty Million (20,000,000) shares of Preferred Stock which the Company has authority to issue, be, and the same hereby is, authorized, and the Board hereby fixes the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restriction thereof, of the shares of such series (in addition to the powers, designations, preferences, and relative, participating, optional or to other special rights and the qualification, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the Preferred Stock) authorized by this resolution as follows:

          (a) Designation and Rank

          The designation of the series of Preferred Stock authorized by this resolution shall be 98-D Convertible Preferred Stock (the "Series 98-D Preferred Stock"). The maximum number of shares of Series 98-D Preferred Stock shall not have any liquidation preference (the "Liquidation Preference"). The Series 98-D Preferred Stock shall rank prior to the Company's Common Stock and to all other classes and series of equity securities of the Company now or hereafter authorized, issued, or outstanding, other than any classes or series of equity securities of the Company ranking on a parity with or senior to the Series 98-D Preferred Stock as to dividend rights or rights upon liquidation, winding up or dissolution of the Company. The Series 98-D Preferred Stock shall be junior to all previous Series of Preferred Stock as to both the payment of dividends and the distribution of assets upon liquidation, dissolution, or winding up of the Company, and shall be junior to all outstanding debt of the Company. The Series 98-D Preferred Stock shall be subject to the creation of senior stock, parity stock and junior stock to the extent not expressly prohibited by the Company's Certificate of Incorporation.

          (b) Voting Rights

          Each holder of the Series 98-D Preferred Stock shall have no voting rights or powers whatsoever on any matters concerning the Company.

          (c) Dividend Provisions

          (1) The holders of shares of Series 98-D Preferred Stock shall not be entitled to receive any dividends.

          (d) Liquidation

          1. General. Upon any liquidation, dissolution or winding up of the Company, the holders of the Series 98-D Preferred Stock shall not be entitled to be paid out of the assets of the Company available for distribution to stockholders, before any distribution or payment is made upon any Common Stock or any other stock ranking as to the distribution of assets upon liquidation, dissolution or winding up of the Company junior to the Series 98-D Preferred Stock. Neither the consolidation or merger of the Company into or with any other company or companies, nor the sale or transfer by the Company of all or any part of its assets, nor the reduction of the capital stock of the Company, shall be deemed to be a liquidation, dissolution, or winding up of the Company for purposes hereof.

          (e) Conversion.

          1. General. Subject to the other provisions hereof including paragraph (f) herein, each share of the Series 98-D Preferred Stock shall be convertible, at the option of the holder as described in paragraph 2 below, into 700 shares of fully paid and nonassessable shares of Common Stock.

          2. Exercise of Conversion Rights. Subject to the limitations described in paragraph (f) herein, all of the Series 98-D shall first be convertible at the option of the holder at any time after fifteen (15) days from October 30, 1998 (the "Closing Date"). Subject to the limitations described in this paragraph regarding the period of time when the 98-D Preferred Stock shall first be convertible, the Series 98-D Preferred Stock shall be convertible for two (2) years from the Closing Date, and all of the Series 98-D shall be deemed converted as if the second anniversary of the Closing Date was a Conversion Date. The holder of the Series 98-D Preferred Stock shall further be prohibited from converting any portion of the Series 98-D Preferred Stock which would result in the holder being deemed the beneficial owner in accordance with the provisions of Rule 13d-3 of the Securities Act of 1934, as amended, of 4.99% or more of the issued and outstanding Common Stock of the Company.

          3. Mechanics of Conversion. The holder of the Series 98-D
Preferred Stock shall exercise its right to convert the Series 98-D Preferred Stock by telecopying an executed and completed notice of conversion to the Company and delivering the original notice of conversion and the certificate representing the Series 98-D Preferred Stock to the Company by express courier. Each business date on which a notice of conversion is telecopied to and received by the Company in accordance with the provisions hereof shall be deemed a Conversion Date. The Company will use its best efforts to transmit the certificates representing shares of Common Stock issuable upon conversion of any Series 98-D Preferred Stock (together with the certificates representing the Series 98-D Preferred Stock not so converted) to the holder, by electronic transfer or otherwise within five business days after the Conversion Date if the Company has received the original duly executed notice of conversion and Series 98-D Preferred Stock certificate being so converted by such date. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If certificates for Common Stock are not delivered within five (5) business days of actual receipt of a duly completed election to convert and the certificate to be converted, then the purchaser of the Series 98-D Preferred Stock will be entitled to revoke the relevant notice of conversion by delivering a notice to such effect to the Company whereupon the Company and the purchaser shall each be restored to their respective positions immediately prior to the delivery of such notice of conversion.

          4. Adjustment Provisions. The number of shares of Common Stock issuable upon the conversion of the Preferred Stock and the Conversion Price shall be subject to adjustment as follows:

          (i) In case the Company shall (i) pay a dividend on Common Stock in Common Stock or securities convertible into, exchangeable for or otherwise entitling a holder thereof to receive Common Stock, (ii) declare a dividend payable in cash on its Common Stock and at substantially the same time offer its shareholder a right to purchase new Common Stock (or securities convertible into, exchangeable for or other entitling a holder thereof to receive Common Stock) from proceeds of such dividend (all Common Stock so issued shall be deemed to have been issued as a stock dividend), (iii) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, (iv) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (v) issue by reclassification of its Common Stock any shares of Common Stock of the Company, the number of shares of Common Stock issuable upon conversion of the Series 98-D Preferred Stock immediately prior thereto shall be adjusted so that the holders of the Series 98-D Preferred Stock shall be entitled to receive after the happening of any of the events described above that number and kind of shares as the holders would have received had such Series 98-D Preferred Stock been converted immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this subdivision shall become effective immediately after the close of business on the record date in the case of a stock dividend and shall become effective immediately after the close of business on the record date in the case of a stock split, subdivision, combination or reclassification.

          (ii) Any adjustment in the numbers of shares of Common Stock issuable hereunder otherwise required to be made by this Section (e)(4) will not have to be made if such adjustment would not require an increase or decrease in one (1%) percent or more in the number of shares of Common Stock issuable upon conversion of the Series 98-D Preferred Stock. No adjustment in the Conversion Rate will be made for the issuance of shares of capital stock to directors, employees or independent contractors pursuant to the Company's or any of its subsidiaries' stock option, stock ownership or other benefit plans or arrangements or trusts related thereto or for issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Common Stock under such plan.

          5. Mergers, etc. In the case of any (i) consolidation or merger of the Company into any entity (other than a consolidation or merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company), (ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the Company as an entirety or substantially as an entirety, or (iii) reclassification, capital reorganization or change of the Common Stock (other than solely a change in par value, or from par value to no par value), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each holder of a share of Series 98-D Preferred Stock then outstanding shall have the right thereafter to convert such share only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale, transfer, capital reorganization or reclassification by a holder of the number of shares of Common Stock of the Company into which such shares of Series 98-D Preferred Stock would have been converted immediately prior to such consolidation, merger, sale, transfer, capital reorganization or reclassification, assuming such holder of Common Stock of the Company (A) is not an entity with which the Company consolidated or into which such sale or transfer was made, as the case may be ("constituent entity"), or an affiliate of the constituent entity, and (B) failed to exercise his or her rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer (provided that if the kind or amount of securities, cash or other property receivable upon such consolidation, merger, sale or transfer is not the same for each share of Common Stock of the Company held immediately prior to such consolidation, merger, sale or transfer by other than a constituent entity or an affiliate thereof and in respect of which the Company merged into the Company or to which such rights or election shall not have been exercised ("non-electing share"), then for the purpose of this Section (e)(5) the kind and amount of securities, cash or other property receivable upon such consolidation, merger, sale or transfer by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). If necessary, appropriate adjustment shall be made in the application of the provision set forth herein with respect to the rights and interest thereafter of the holders of shares of Series 98-D Preferred Stock, to the end that the provisions set forth herein shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers, capital reorganizations and reclassifications. The Company shall not effect any such consolidation, merger, sale or transfer unless prior to or simultaneously with the consummation thereof the successor Company or entity (if other than the Company) resulting from such consolidation, merger, sale or transfer shall assume, by written instrument, the obligation to deliver to the holder of each share of Series 98-D Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive under this Section (e)(5).

          6. No Impairment. This Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section (e) and in taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series 98-D Preferred Stock against impairment.

          7. Fractional Shares. Any fractional shares issuable upon conversion of the Series 98-D Preferred Stock shall be rounded to the nearest whole share or, at the election of the Company, the Company shall pay the holder thereof an amount in cash equal to the closing bid price thereof. Whether or not fractional shares are issuable upon conversion shall be determined on the basis of the total number of shares of Series 98-D Preferred Stock the holder is at the time converting to Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

          8. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to Section (e)(4), the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Series 98-D Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment are based. The Company shall, upon written request at any time of any holder of Series 98-D Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series 98-D Preferred Stock.

          9. Reservation of Common Stock Issuable Upon Conversion. The
Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of shares of Series 98-D Preferred Stock, such numbers of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series 98-D Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall be insufficient to satisfy the conversion rights hereunder, in addition to such other remedies as shall be available to the holder of Series 98-D Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          10. Status of Converted Shares. In the event any shares of Series 98-D Preferred Stock shall be converted pursuant to Section (e) hereof, the shares so converted shall be canceled and shall have the status of authorized but unissued shares of Preferred Stock and may be reissued by the Company at anytime as shares of any series of Preferred Stock other than Series 98-D Preferred Stock.

          11. Status of Retired Shares. Shares of Series 98-D Preferred
Stock, purchased or otherwise acquired for value by the Company, or converted by the holder, shall after such acquisition, have the status of authorized and unissued shares of Preferred Stock and may be reissued by the Company at any time as shares of any Series of Preferred Stock other than as shares of Series 98-D Preferred Stock.

          (f) Notices.

          1. Upon the Company. Any notice pursuant to the terms thereof to be given or made by a holder of shares of Preferred Stock to or upon the Company shall be sufficiently given or made if sent by facsimile or by mail, postage prepaid, addressed (until another address is sent by the Company to the holder) as follows:

          SGI International
          1200 Prospect Street, Suite 325
          La Jolla, CA 92037

          2. Upon Series 98-D Preferred Stock Holders. Any notice pursuant to the terms hereof to be given or made by the Company to or upon any holder of shares of Series 98-D Preferred Stock shall be sufficiently given or made if sent by mail, postage Prepaid, addressed (until another address is sent by the holder to the Company) to the address of such holder on the records of the Company.

          IN WITNESS WHEREOF, SGI International, has caused this Certificate to be signed by its Senior Vice President, and attested to by its Secretary, this 4th day of November, 1998.

SGI INTERNATIONAL

    /s/ JOSEPH A. SAVOCA
By:_______________________________
    Joseph A. Savoca
    Chairman/CEO

Attest:

/s/ JOHN R. TAYLOR
_____________________________
John R. Taylor, Secretary